AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
RAVE RESTAURANT GROUP, INC.

RAVE RESTAURANT GROUP, INC. (the “Corporation”), pursuant to the provisions of Sections 351.106 and 351.107 of the General and Business Corporation Law of Missouri, hereby amends and restates its Articles of Incorporation to read as follows:

ARTICLE I.

1.1. The name of this Corporation shall be Rave Restaurant Group, Inc.

ARTICLE II.

2.1. The period of the Corporation’s duration is perpetual.

ARTICLE III.

3.1. The purposes for which this Corporation is organized are the following:

(1) To acquire, lease, own, hold, manage, conduct and/or otherwise operate a fast food service facility and/or facilities, including, but not limited to, food vending facilities, and/or other connection therewith to conduct, perform and/or otherwise operate services and facilities ancillary thereto.

(2) To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

(3) To acquire, hold, use, sell, assign, mortgage, lease and grant licenses and franchises in respect of, letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this Corporation.

(4) To acquire by purchase, subscription or otherwise and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or voting trust certificates in respect of the shares of the capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency and as owner thereof to possess and exercise all the rights, power sand privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things, necessary or advisable for the preservation, protection, improvement and enhancement invention value thereof.

(5) To borrow or raise moneys for any of the purposes of the Corporation, and from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation and for its corporate purposes.

(6) To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation’s property and assets, or any interest therein, wherever situated.

(7) To purchase, receive or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own shares, provided that it shall not purchase, either directly or indirectly, its own shares when its net assets are less than its stated capital or when, by so doing, its net assets would be reduced below its stated capital.

(8) To aid either by loans or by guarantee of securities or in any other manner, any corporation, domestic or foreign, any shares of stock, or any bonds, debentures, evidences of indebtedness or other securities whereof are held by this Corporation or in which it shall have any interest, and to do any acts designed to protect, preserve, improve, or enhance the value of any property at any time held or controlled by this Corporation or in which it at the time may be interest.

(9) To do any or all of the things hereinabove enumerated alone for its own account, or for the account of others, or as the agent for others, or in association with others or by or through others, and to enter into all lawful contracts and undertakings in respect thereof.

(10) To have one or more offices, to conduct its business, carry on its operations and promote its objects within and without the State of Missouri, in other states, the District of Columbia, the territories, colonies and dependencies of the United States, in foreign countries and anywhere in the World, without restriction as to place, manner or amount, but subject to the laws applicable thereto; and to do any or all of the things herein set forth to the same extent as a natural person might or could do and in any part of the world, either alone or in company with others.

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(11) In general, to carry on any other business in connection with each and all of the foregoing or incidental thereto, and to carry on, transact and engage in any and every lawful business or other lawful thing calculated to be of gain, profit or benefit to the Corporation as fully and freely as a natural person might do, to the extent and in the manner, and anywhere within and without the State of Missouri, as it may from time to time determine; and to have and exercise each and all of the powers and privileges, either direct or incidental, which are given and provided by or are available under the laws of the State of Missouri in respect of general and business corporations organized for profit thereunder; provided, however, that the Corporation shall not engage in any activity for which a Corporation may not be formed under the laws of the State of Missouri.

None of the purposes and powers specified in any of the paragraphs of this ARTICLE III shall be in any way limited or restricted by reference to or inference from the terms of any other paragraph, and the purposes and powers specified in each of the paragraphs of this ARTICLE III shall be regarded as independent purposes and powers.  The enumeration of specific purposes and powers in this ARTICLE III shall not be construed to restrict in any manner the general purposes and powers of this Corporation, nor shall the expression of one thing be deemed to exclude another, although it be of like nature.  The enumeration of purposes or powers herein shall not be deemed to exclude or in any way limit by inference any purposes or powers which this Corporation has power to exercise, whether expressly by the laws of the State of Missouri, nor hereafter in effect, or implied by any reasonable construction of such laws.

ARTICLE IV.

4.1. The total number and designation of shares of capital stock that the Corporation shall have the authority to issue is Twenty-Six Million (26,000,000) shares of Common Stock, with the par value of one cent ($.01) per share.

4.2. Each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock issued and outstanding in his or her name.  No Common Stock shall be issued without voting rights.

4.3. No holder of shares of stock authorized or issued pursuant to this ARTICLE IV shall have any preferential or preemptive rights of subscription to any shares of capital stock of this Corporation, either now or hereafter authorized, or to any obligations convertible into capital stock of this Corporation, issued or sold, nor any rights of subscription to any thereof.

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ARTICLE V.

[INTENTIONALLY DELETED]

ARTICLE VI.

In the absence of fraud, no contract or other transaction between the Corporation and any other person, corporation, firm, syndicate, association, partnership, or joint venture shall be wholly or partially invalidated or otherwise affected by reason of the fact that one or more of the directors of the Corporation are or are to become Directors or officers of such other corporation, firm, syndicate or association, or members of such partnership or joint venture, or are pecuniarily or otherwise interested in such contractual transaction, provided, that the fact such director or directors of the Corporation are so situated or so interested or both, shall be disclosed or shall have been known to the Board of Directors of the Corporation.  Any director or directors of the Corporation who is also a director or officer of such other corporation, firm, syndicate or association, or a member of such partnership, or joint venture, or pecuniarily or otherwise interested in such contract or transaction, may be counted for the purpose of determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction and in the absence of fraud, and as long as he acts in good faith, any such director may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not a director or officer of such other corporation, firm, syndicate, or association, or a member of such partnership or joint venture, or pecuniarily or otherwise interested in such contract or transaction; it is expressly provided, however, that the Board of Directors may not authorize the contract or transaction without the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum.

ARTICLE VII.

The street address of the registered office of the Corporation is 120 South Central Avenue, Clayton, Missouri 63105, and the registered agent at such address is National Registered Agents, Inc.

ARTICLE VIII.

8.1. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors consisting of one or more directors.  The number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

8.2. There shall be one (1) class of directors, who shall be elected annually.

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8.3. Any vacancy on the Board of Directors arising from the death, resignation, retirement, disqualification or removal from office of one or more directors may be filled by a majority of the Board of Directors then in office, although less than a quorum, or by a sole remaining director.  Any director elected to fill a vacancy shall have the same remaining term as that of his or her predecessor.

8.4. The method of nomination and conduct of the election of directors at the annual meeting of shareholders shall be prescribed in the Bylaws.

ARTICLE IX.

The private property of the stockholders shall not be subject to the payment of the corporate debts of the Corporation.

ARTICLE X.

The Corporation shall have and exercise all powers and rights conferred upon corporations by the General and Business Corporation Law of Missouri and any enlargement of such powers conferred by subsequent legislative acts; and, in addition thereto, the Corporation shall have and exercise all powers and rights, not otherwise denied corporations by the General and Business Corporation Law of Missouri, as are necessary, suitable, proper, convenient or expedient to the attainment of the purposes set forth in Article III above.

Except as may be otherwise specifically provided by statute, or the Articles of Incorporation or the Bylaws of the Corporation, as from time to time amended, all powers of management, direction and control of the Corporation shall be, and hereby are, vested in the Board of Directors.

The Bylaws of the Corporation may from time to time be altered, amended, suspended or repealed, or new Bylaws may be adopted by a majority vote of the Board of Directors, subject to any and all restrictions imposed, or prohibitions provided, by the General and Business Corporation Law of Missouri.

The Board of Directors may designate an Executive Committee in the manner and subject to the limitations set forth in the Bylaws of the Corporation.

The directors shall have power to hold their meetings and to keep the books (except any books required to be kept in the State of Missouri, pursuant to the laws thereof) at any place within or without the State of Missouri.

ARTICLE XI.

11.1. The Corporation may agree to the terms and conditions upon which any director or officer accepts his office or position and in its Bylaws or by contract may agree to indemnify and protect each and all of such persons and any person who, at the request of the Corporation served as a director or officer of another Corporation in which this Corporation owned stock against all costs and expenses reasonably incurred by any or all of them, and all liability imposed or threatened to be imposed upon any or all of them, by reason of or arising out of their or any of them being or having been a director or officer of this Corporation or of such other corporation; but any such Bylaw or contractual  provision shall not be exclusive of any other right or rights of any such director or officer to be indemnified and protected against such costs and liabilities which he may otherwise possess.

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11.2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of this Corporation) by reason of the fact that he is or was a director, officer, employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, taxes and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of this Corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

11.3. This Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit by or in the right of this Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court shall deem proper. Any indemnification under this Article XI (unless ordered by a Court) shall be made by this Corporation only as authorized in the specific instance upon a determination that indemnification of the director, officer, employee, partner, trustee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this Article XI.  Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.  To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in this Article XI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

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11.4. Expenses incurred in defending any actual or threatened civil or criminal action, suit or proceeding may be paid by this Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific instance upon receipt of an undertaking by or on behalf of the director, officer, employee, partner, trustee or agent to repay such amount unless it shall be ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article XI.

11.5. The indemnification provided by this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has caused to be a director, officer, employee, partner, trustee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

11.6. For the purposes of this Article XI, references to this “Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee, partner, trustee or agent of such a constituent corporation as a director, officer, employee, partner, trustee or agent of another enterprise shall stand in the same position under the provisions of this Article XI with respect to the resulting surviving corporation in the same capacity.

11.7. In the event any provision of this Article XI shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provisions of this Article XI and any other provisions of this Article XI shall be construed as if such invalid provisions had not been contained in this Article XI.

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